UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2014

Henry Schein, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27078	11-3136595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

135 Duryea Road, Melville, New York	11747
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 843-5500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 1, 2014, the Board of Directors (the “Board”) of Henry Schein, Inc. (the “Company”) appointed Lawrence S. Bacow Ph.D. to serve on the Board, effective immediately.

From 2001 to 2011, Dr. Bacow was the 12th President of Tufts University, where he oversaw all seven of the University’s schools including its School of Dental Medicine, School of Medicine and the Cummings School of Veterinary Medicine. In addition, he served on the Board of Trustees and as a member of the executive committee of Tufts Medical Center. Following Tufts, Dr. Bacow served as President-in-Residence in the Higher Education Program at Harvard’s Graduate School of Education for three years. He currently is Leader-in-Residence at the Center for Public Leadership at Harvard’s Kennedy School of Government. Earlier in his career, Dr. Bacow spent 24 years on the faculty at the Massachusetts Institute of Technology, where he held the Lee and Geraldine Martin Professorship of Environmental Studies. He served as the elected Chair of the MIT Faculty and subsequently as Chancellor, one of the Institute’s two most senior academic officers.

There is no arrangement or understanding between Dr. Bacow and any other person pursuant to which Dr. Bacow was appointed as a director, and there are no related party transactions involving Dr. Bacow that are reportable under Item 404(a) of Regulation S-K.

On December 3, 2014, the Company issued a press release announcing Dr. Bacow’s appointment to the Board, a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 5.02.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits:

99.1	Press Release issued by Henry Schein, Inc. on December 3, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HENRY SCHEIN, INC. (Registrant)

Date: December 3, 2014	By:	/s/ Walter Siegel
Walter Siegel
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit

99.1	Press Release issued by Henry Schein, Inc. on December 3, 2014.